EXHIBIT 10.2

BANK OF AMERICA

                                                         BUSINESS LOAN AGREEMENT

This Agreement dated as of June 26, 1998 is between Bank of America Texas, N.A. (the "Bank") and Oyo Geospace Corporation (the "Borrower").

1.    LINE OF CREDIT AMOUNT AND TERMS

1.1   LINE OF CREDIT AMOUNT.
(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Ten Million and No/100 Dollars ($10,000,000.00).

(b) This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and June 30, 2000 (the "Expiration Date") unless the Borrower is in default.

1.3   INTEREST RATE.
(a) Unless the Borrower elects an Optional interest rate as described below, the interest rate is the lesser of (a) the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted (the "Maximum Rate"), or
(b) the rate (the "Basic Rate") that is equal to the Bank's Reference Rate.

      Notwithstanding the foregoing, if at any time the Basic Rate shall exceed the Maximum Rate and thereafter the Basic Rate shall become less than the Maximum Rate, the Rate of interest payable shall be the Maximum Rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Basic Rate exceeded the Maximum Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in Dallas, Texas, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4   REPAYMENT TERMS.

(a) The Borrower will pay interest on June 30, 1998 and on the last day of each quarter thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period selected by the Borrower; provided, however, that the Borrower shall not have the option or right to elect to have all or any portion of the line of credit bear interest at the rate(s) described below when such rate(s) exceeds the Maximum Rate. Each interest rate is a rate per year. Interest will be paid on June 30, 1998 and on the last day of each quarter thereafter. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

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1.6 OFFSHORE RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the rate equal to the lesser of (a) the IBOR Rate (as hereinafter defined) plus an amount equal to the percentage amount (the "Offshore Rate") set forth in the table below opposite the applicable ratio, at the time of Borrower's election, of (i) the consolidated Funded Debt to (ii) the consolidated EBITDA (for definition and calculation of the Funded Debt to EBITDA Ratio, refer to paragraph 7.5 of this Agreement), or (b) the Maximum Rate. Borrower shall give Bank notice of its election of an Offshore Rate by such time, and in such manner, as shall be acceptable to Bank. Each such election shall be for an interest period of not less than 30 days or more than 180 days. At the end of any interest period, the interest rate will revert to the Basic Rate unless the Borrower has elected another Offshore Rate interest period.

      FUNDED DEBT TO EBITDA               PERCENTAGE AMOUNT
      Less than or equal to 1.00:1.00            0.90%

      Greater than 1.00:1.00                     1.25%

Designation of an Offshore Rate portion is subject to the following requirements:

 (a) The interest period during which the Offshore Rate will be in effect will be no shorter than 30 days and no longer than 180 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

            Offshore Rate =            Grand Cayman Rate
                                  (1.00 - Reserve Percentage)

      Where,

      (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which Bank of America National Trust and Savings Association's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank markets.
      (ii) "Reserve Percentages" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

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(f) Each prepayment of an Offshore Rate portion will be accompanied by the amount of accrued interest on the amount prepaid; and a prepayment fee equal to the amount (if any) by which:

      (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds
      (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

      (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar inter-bank markets; or
      (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

(h) If at any time during any applicable interest period the Offshore Rate shall exceed the Maximum Rate and thereafter the Offshore Rate shall become less than the Maximum Rate, the rate of interest payable shall be the Maximum Rate until the Bank shall have received the amount of interest it otherwise would have received if the interest payable had not been limited by the Maximum Rate during the period of time the Offshore Rate exceeded the Maximum Rate.

1.7 LETTERS OF CREDIT. This line of credit may be used for financing:

(a) commercial letters of credit with a maximum maturity of 365 days but not to extend more than 180 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

(b) standby letters of credit to be issued by Bank of America NT&SA with a maximum maturity not to extend more than 180 days beyond the Expiration Date.

(c) The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Five Million and No/100 Dollars ($5,000,000.00) for commercial letters of credit and Five Million and No/100 Dollars ($5,000,000.00) for the standby letters of credit.

The Borrower agrees:
(aa) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement. (bb) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit. (cc) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank. (dd) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit. (ee) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower. (ff) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.    FEES AND EXPENSES

2.1   FEES.

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(a) Unused Commitment Fee. Subject to the provisions of Section 2.3 hereof, the
Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at 0.25% per year.

      This fee is due on September 30, 1998 and on the last day of each following quarter until the expiration of the availability period.

2.2   EXPENSES.
      The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees.

2.3 NO EXCESS FEES. Notwithstanding anything to the contrary in this Section 2, in no event shall any sum payable under this Section 2 (to the extent, if any, constituting interest under any applicable laws), together with all amounts constituting interest under applicable laws and payable in connection with the credit evidenced hereby, exceed the Maximum Rate or the maximum amount of interest permitted to be charged, taken, reserved, received or contracted for under applicable usury laws.

3.    COLLATERAL

3.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower.

      (a)   Inventory.
      (b)   Receivables.

3.2 PERSONAL PROPERTY SUPPORTING GUARANTY. The obligations of the guarantors (OYO Instruments, Inc.; Concord Technologies, Inc.; 5404330 and More Royalties Company; Geo Space Corporation; and Houston Geophysical Products, Inc.) to the Bank will be secured by personal property the guarantors now own or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the guarantors.

      (a)   Inventory, and
      (b)   Receivables.

If Bank requires the execution of guaranties by other subsidiaries of Borrower pursuant to paragraph 5.5 of this Agreement, each subsidiary executing a guaranty also shall execute a security agreement on Bank's standard form covering such subsidiary's inventory and receivables.

4.    DISBURSEMENTS, PAYMENTS AND COSTS

4.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

4.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;
(b) made in immediately available funds, or such other type of funds selected by the Bank;
(c) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

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4.3 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Texas. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Texas and California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.4 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)   any reserve or deposit requirements; and
(b) any capital requirements relating to the Bank's assets and commitments for credit.

Notwithstanding the foregoing, in no event shall any sum payable under this
Section 4.4 (to the extent, if any, constituting interest under applicable laws), together with all amounts constituting interest under applicable laws and payable in connection with the credit evidenced hereby, exceed the Maximum Rate or the maximum amount of interest permitted to be charged, taken, reserved, received or contracted for under any applicable usury laws.

4.5 INTEREST CALCULATION. Except as otherwise expressly stated in this Agreement, all interest (including but not limited to interest at the Offshore
Rate) and fees, if any, will be computed on the basis of a 360 day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Interest at the Basic Rate and the Maximum Rate will always be computed on the basis of a 365-day year and the actual number of days elapsed.

4.6 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the lesser of (a) the Maximum Rate or (b) the Bank's Reference Rate.

The Maximum Rate is the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted and the Reference Rate is the rate of interest publicly announced from time to time by the Bank in Irving, Texas, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

4.7 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at the lesser of (a) the Maximum Rate and (b) a rate per annum which is 2.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.


5. CONDITIONS. The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

5.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower and each guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

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5.2 SECURITY AGREEMENTS. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

5.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

5.4 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

5.5 GUARANTIES. Guaranties signed by OYO Instruments, Inc., Concord Technologies, Inc., 5404330 and More Royalties Company, Geo Space Corporation, and Houston Geophysical Products, Inc., on the Bank's standard form in an amount as may be acceptable, from time to time, to the Bank. Upon thirty (30) days prior notice to Borrower, Bank may (1) require that any other subsidiaries of the Borrower, whether now existing or formed or acquired by Borrower in the future, execute a guaranty on the Bank's standard form in an amount as may be acceptable, from time to time, to the Bank, or (2) if any such subsidiary is formed or organized in a jurisdiction outside the United States of America, require that Borrower execute a pledge agreement in favor of the Bank on the Bank's standard form, or on such other form as Bank may reasonably require, covering up to 65% of such subsidiary's capital stock or other ownership rights held by Borrower, as additional collateral hereunder.

5.6 GOOD STANDING. Certificates of good standing for the Borrower and any Guarantor from its state of incorporation and from any other state in which the Borrower or any Guarantor, as the case may be, is required to qualify to conduct its business.

5.7   OTHER ITEMS.  Any other items that the Bank reasonably requires.


6. REPRESENTATIONS AND WARRANTIES. When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

6.1 ORGANIZATION OF BORROWER. The Borrower and its subsidiaries are corporations duly formed and existing under the laws of the states or other jurisdictions where organized.

6.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's or Guarantor's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 ENFORCEABLE AGREEMENT. This Agreement constitutes the legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and each other instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable. (except, in each case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors' rights generally) and by general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

6.4 GOOD STANDING. In each state in which the Borrower or any Guarantor does business, each is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

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6.6   FINANCIAL INFORMATION.   All financial and other information that has
been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's and any subsidiary's financial condition.
(b) in form required by the Bank.
(c) in compliance with all government regulations that apply.

6.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any of its subsidaries, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

6.9 PERMITS, FRANCHISES. The Borrower and its subsidiaries possess all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.10 OTHER OBLIGATIONS. The Borrower and any subsidiary is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

6.11 INCOME TAX RETURNS. The Borrower and its subsidiaries have no knowledge of any pending assessments or adjustments of its income tax for any year.

6.12 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.13  ERISA PLANS.
(a) The Borrower and its subsidiaries have not incurred any funding deficiencies under Section 302 of ERISA or Section 412 of the Code in excess of $200,000.00 with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC (other than for the payment of premiums) with respect to any Plan under Title IV of ERISA. (b) No reportable event which would have a Material Adverse Effect (as defined in Section 9.3) has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice. (c) No action by the Borrower or any subsidiary to terminate or withdraw from any Plan which would have a Material Adverse Effect (as defined in Section 9.3) has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.
(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding. (e) The following terms have the meanings indicated for purposes of this Agreement:

      (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.
      (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.
      (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
      (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

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6.14 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement, and all of its inventory is located in that state.

6.15 REPRESENTATIONS CONCERNING THE YEAR 2000. The Borrower acknowledges that it has received a copy of the brochure prepared by the Bank entitled "On Turning 00" and that it has reviewed this material and is aware of the possible impact of the "Year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices to properly perform date-sensitive functions after December 31, 1999). Borrower has developed and budgeted for a comprehensive program to address the Year 2000 problem and has implemented that program substantially in accordance with its timetable and budget, and reasonably anticipates that it will substantially avoid the Year 2000 problem as to all computers, as well as embedded microchips in non-computing devices, that are material to the business, properties or operations of Borrower and its subsidiaries. Borrower has developed feasible contingency plans adequate to ensure uninterrupted and unimpaired business operations in the event of failure of its or any subsidiary's or a third party's systems or equipment due to the Year 2000 problem, including those of vendors, customers and suppliers, as well as a general failure of, or interruption in, its communications or delivery infrastructure.

7. COVENANTS. The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 USE OF PROCEEDS. To use the proceeds of the credit only for working capital, capital expenditures and, within appropriate limits, acquisitions.

7.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 100 days of the Borrower's fiscal year end, the Borrower's annual financial statements and a compliance certificate. These financial statements must be audited by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated and consolidating basis.

(b) Within 50 days of the period's end, the Borrower's quarterly financial statements and a compliance certificate. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

(c) Copies of the Borrower's Form l0-K Annual Report, Form l0-Q Quarterly Report and Form 8-K Current Report within 10 days after the date of filing with the Securities and Exchange Commission.

7.3 QUICK RATIO. To maintain on a consolidated basis a ratio of quick assets to current liabilities (excluding the principal outstanding under the revolving line of credit of this Agreement) of at least 1.0:1.0, measured quarterly.

"Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments.

7.4 MINIMUM NET WORTH. To maintain on a consolidated basis net worth equal to the sum of a) $36,500,000.00 plus b) 100% of Borrowers' proceeds from any equity offering or equity issued plus c) beginning with the quarter ending 3/31/98, 80% of quarterly Net Income (with no reduction for losses) thereafter, measured quarterly.

"Net worth" means the gross book value of the Borrower's assets less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

7.5 FUNDED DEBT TO EBITDA RATIO. To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not to exceed 2.0:1.0. As of the last day of each fiscal quarter, Borrower shall determine the ratio of the consolidated Funded Debt of Borrower as of the end of the fiscal quarter then ended to (ii) the consolidated EBITDA of Borrower for the preceding four fiscal quarters then ended ("Funded Debt to EBITDA Ratio").

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"Funded Debt" means, with respect to Borrower as of any date of its determination, without duplication (a) indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures, or other similar instruments.
(c) obligations as lessee under capital leases, (d) obligations to pay the deferred purchase price of property or services, other than debt in the form of accounts payable to trade creditors and current operating liabilities incurred in the ordinary course of business, and (e) obligations under guaranties, commercial and standby letters of credit.

"EBITDA" means, with respect to Borrower for any period of its determination, the consolidated net income for such period, plus the consolidated interest expense, income taxes, depreciation and amortization for such period.

This Funded Debt to EBITDA Ratio will be calculated and reported in the compliance certificate required to be furnished by Borrower pursuant to the above paragraph 7.2 (b). After receipt of the compliance certificate, any change in the Funded Debt to EBITDA Ratio shall be retroactive to the end of the preceding fiscal quarter.

7.6 OTHER DEBTS. On a consolidated basis, not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit. (b) Endorsing negotiable instruments received in the usual course of business. (c) Obtaining surety bonds in the usual course of business. (d) Additional debts and lease obligations for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement. (e) Additional debts and capital lease obligations for business purposes which do not exceed a total principal amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) outstanding at any one time. (f) Additional long-term mortgage financing on real property which does not exceed a total principal amount of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) outstanding at any one time.

7.7 OTHER LIENS. On a consolidated basis, not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a) Deeds of trust and security agreements in favor of the Bank. (b) Liens for taxes not yet due. (c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank. (d) Additional liens which secure obligations in a total principal amount not exceeding Two Hundred Fifty
      Thousand and No/100 Dollars ($250,000.00).
(e) Additional liens which, together with the liens permitted under subparagraph(s) 7.6(f), above, secure obligations in a total principal amount not exceeding Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00).

7.8 CAPITAL EXPENDITURES. On a consolidated basis, not to spend or incur obligations for capital expenditures and rental equipment, including but not limited to the total amount of capital leases, for more than Ten Million and No/100 Dollars ($10,000,000.00) in the period of twelve (12) calendar months next following the effective date of this Agreement, nor more than Seven Million and No/100 Dollars ($7,000,000.00) in each succeeding period of twelve (12) calendar months thereafter.

7.9 DIVIDENDS. Other than payments by and among itself and its subsidaries, not to declare or pay any dividends on any of its shares except dividends payable in capital stock of the Borrower, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto.

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7.10 NOTICES TO BANK. To promptly notify the Bank in writing of:

(a) any lawsuit over One Million and No/100 Dollars ($1,000,000.00) against the Borrower or any subsidiary. (b) any substantial dispute between the Borrower or any subsidiary and any government authority. (c) any failure to comply with this Agreement. (d) any material adverse change in the Borrower's or any subsidiary 's financial condition or operations. (e) any change in the Borrower's or any subsidiary's name, legal structure, place of business, location of inventory or chief executive office if the Borrower has more than one place of business.

7.11 BOOKS AND RECORDS. To maintain adequate books and records.

7.12 AUDITS. To allow the Bank and its agents to inspect the Borrower's and any subsidiary's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's or any subsidiary's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.13 COMPLIANCE WITH LAWS. To comply with the laws, (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's or its subsidiaries' business.

7.14 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower or any of its subsidiaries now has.

7.15 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

7.16 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.17 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.18  INSURANCE.
(a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b) General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's and its subsidiaries' properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's and its subsidiaries' business.

(c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.19 ADDITIONAL NEGATIVE COVENANTS. Not to, nor allow its subsidiaries to, without the Bank's written consent:

(a) engage in any business activities
substantially different from the Borrower's present business.
(b) liquidate or
dissolve the Borrower's business.
(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d) on a consolidated
basis, lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).
(e) on a consolidated basis, acquire or purchase a business or its assets involving cash consideration totaling more than Ten Million and No/100 Dollars ($10,000,000.00) in any twelve month period or more than Five Million ($5,000,000) for any single transaction.
(f) sell or otherwise
dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets.
(g) voluntarily
suspend its business.

7.20 ERISA PLANS. With respect to itself and any of its subsidiaries, to give prompt written notice to the Bank of: (a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice. (b) Any action to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA. (c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA. (d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

8. HAZARDOUS WASTE. The Borrower and its subsidiaries will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to reasonable attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of the Borrower's obligations to the Bank.

9. DEFAULT. If any of the following events occur, the Bank may do one or more of the following: (i) declare the Borrower in default, (ii) stop making any additional credit available to the Borrower, (iii) exercise any and all rights and remedies as may be available to the Bank under the terms of any collateral documents, security instruments, debt instruments or any other document or instrument executed in connection herewith or in any way related hereto, (iv) exercise any and all rights and remedies as may be available to the Bank at law or in equity, and (v) declare the entire debt created and evidenced hereby to be immediately due and payable in full, whereupon the entire unpaid principal indebtedness evidenced hereby, and all accrued unpaid interest thereon, shall at once mature and become due and payable without presentment, demand, protest, grace or notice of any kind (including, without limitation, notice of intent to accelerate, notice of acceleration or notice of protest), all of which are hereby severally waived by the Borrower. If a bankruptcy petition is filed by the Borrower, the entire debt outstanding under this Agreement will automatically become due immediately.

9.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement within five (5) days after the date when due.

9.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for the extensions of credit under this Agreement.

9.3 FALSE INFORMATION. The Borrower has given the Bank materially false or misleading information or representations. With respect to Section 6.4 of this Agreement, Borrower will be deemed to have given the Bank a materially false or misleading representation only if the false or misleading representation has a Material Adverse Effect. In this Agreement, "Material Adverse Effect" means a material adverse effect on (I) the financial condition, operations, business, assets or property of the Borrower and its subsidiaries taken as a whole, or
(ii) the ability of the Borrower or any of its subsidiaries to perform any of its payment obligations or other material obligations under this Agreement or any other instrument or agreement required hereunder to which it is a party.

9.4 BANKRUPTCY. The Borrower or any guarantor files a bankruptcy petition, or a bankruptcy petition is filed against the Borrower or any guarantor and the same shall not have been dismissed within 60 days after the filing thereof, or the Borrower or any guarantor makes a general assignment for the benefit of creditors.

9.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's or any guarantor's business, or the business is terminated.

9.6 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower or any of its subsidiaries, or the Borrower or any subsidiary enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million and No/100 Dollars ($1,000,000.00) or more in excess of any insurance coverage that remains unpaid for 30 days.

9.7 GOVERNMENT ACTION. Any government authority takes action that the Bank reasonably and in good faith believes materially adversely affects the Borrower's or any Guarantor's financial condition or ability to repay.

9.8 NON-COMPLIANCE. The Borrower or any subsidiary fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower or any subsidiary has with the Bank or any affiliate of the Bank.

9.9 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower or any guarantor has obtained from anyone else or which the Borrower or any subsidiary has guaranteed.

9.10 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is revoked in whole or in part, violated or no longer in effect.

9.11 ERISA PLANS. The occurrence of any one or more of the following events with respect to a Plan, provided such event or events could reasonably be expected, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a Material Adverse Effect (as defined in Section 9.3):

(a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA. (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

9.12 OTHER BREACH UNDER AGREEMENT. The Borrower or any of its subsidiaries, on a consolidated basis, fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article; provided that (a) except with respect to Sections 7.3 - 7.9 and
7.19 of this Agreement, such failure shall not be an event of default hereunder unless such failure continues for 30 days, and (b) with respect to Sections 7.13-7.15 of this Agreement, Borrower will be deemed to have failed to meet the conditions of this Agreement only if the Borrower's failure to satisfy the requirements of Sections 7.13, 7.14 or 7.15 has a Material Adverse Effect, as defined in Section 9.3 hereof.

10.   ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2  GOVERNING LAW.   THIS AGREEMENT IS GOVERNED BY TEXAS LAW.

10.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4  ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower, its subsidiaries and the Bank, including but not limited to those that arise from:

      (i) This Agreement (including any renewals, extensions or modifications of this Agreement);
      (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;
      (iii) Any violation of this Agreement; or
      (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. THE UNITED STATES ARBITRATION ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY TEXAS LAW.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statutes of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitratable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to an authorized court of law to be confirmed and enforced.

(g) This provision does not limit the right of the Borrower or the Bank to:

      (i) exercise self-help remedies such as setoff; (ii) foreclose against or sell any real or personal property collateral; or
      (iii) act in a court of law before, during or after the arbitration proceeding to obtain:

            (A) an interim remedy; and/or
            (B) additional or supplementary remedies.

(h) The pursuit of a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

10.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6 COSTS. If the Bank incurs any expenses in connection with preparing or enforcing this Agreement, or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

10.7 ATTORNEYS' FEES. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.

10.8 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

10.9 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.10 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.11 USURY LAWS. It is the intention of the parties to comply with applicable usury laws; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement or in any of the documents evidencing or securing payment hereof or otherwise relating hereto, in no event shall this Agreement or such instruments or documents require or permit the payment, contracting for, charging, taking, reserving or receiving any sums constituting interest, as defined under applicable usury laws, in excess of the maximum amount permitted by such laws. If any such excess of interest is contracted for, paid, charged, taken, reserved or received under this Agreement or under any of the documents evidencing or securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event,

      (i) the provisions of this Section shall govern and control; (ii) any such excess shall be canceled automatically to the extent of such excess, and shall not be collected or collectible;
      (iii) any such excess which is or has been received shall be credited against the unpaid principal balance hereof or refunded to the Borrower, at the Bank's option; and
      (iv) the effective rate of interest shall be automatically reduced to the maximum lawful rate allowed under applicable laws as construed by courts having jurisdiction hereof or thereof.

It is further agreed that without limitation of the foregoing, all calculations of the rate of interest calculated for, paid, charged, taken, reserved or received under this Agreement or under such other documents or instruments that are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest, shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness, all interest at any time contracted for, paid, charged, taken, reserved or received from the Borrower or otherwise by the holder or holders thereof. The terms of this section shall be deemed to be incorporated in every loan document, security instrument, debt instrument, and communication relating to this Agreement and the law evidenced hereby. The term "applicable usury laws" shall mean such law of the State of Texas or the laws of the United States;

whichever laws allow the higher rate of interest, as such laws now exist; provided, however, that if such laws shall hereafter allow higher rates of interest. then the applicable usury laws shall be the laws allowing the higher rate to be effective as of the effective date of such laws. To the extent that TEX. REV. STAT. ANN. art 5069-1D.001-1D.016 (TEX. FINANCE CODE ss.ss. 303.001 - 303.308), as amended (the "Act"), is relevant to the Bank for the purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Act pursuant to the "weekly ceiling" from time to time in effect, as referred to and defined in article 5069-1D.003 (TEX. FINANCE CODE ss. 303.201) of the Act; subject, however, to any right the Bank may have subsequently under applicable law, to change the method of determining the Maximum Rate.

10.12 NO ORAL AGREEMENTS. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;
(b) replace any prior oral or written
agreements between the Bank and the Borrower concerning this credit; and
(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

THIS WRITTEN AGREEMENT AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America Texas, N.A.


     /s/ GEORGE M SMITH
By:      George M. Smith
Title:   Vice President

Address where notices to the Bank
are to be sent:

Bank of America Texas, N.A.
Houston Commercial Lending #2552
333 Clay Street, Ste. 3600
Houston, Texas 77002

Oyo Geospace Corporation

     /s/ THOMAS T. MCENTIRE
By:      Thomas T. McEntire
Title:   Chief Financial Officer


Address where notices to the Borrower
are to be sent:

12750 S. Kirkwood, Suite 200
Stafford, Texas  77477